Exhibit 10.1
Execution Copy

FOURTH AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT

This FOURTH AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT (this “Amendment”), dated as of September 6, 2019, is by and among SOUTH JERSEY INDUSTRIES, INC., a New Jersey corporation (the “Borrower”), MORGAN STANLEY BANK, N.A. (currently the sole Required Lender) and MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below) as amended by this Amendment.

W I T N E S S E T H

WHEREAS, the Borrower, several banks and other financial institutions from time to time party thereto and the Administrative Agent are parties to that certain 364-Day Revolving Credit Agreement dated as of September 7, 2016 (as amended by the First Amendment to 364-Day Revolving Credit Agreement, dated as of September 6, 2017, as further amended by the Second Amendment to 364-Day Revolving Credit Agreement, dated as of November 3, 2017, as further amended by the Third Amendment to 364-Day Revolving Credit Agreement, dated as of June 13, 2018 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has sent written notice to the Administrative Agent in accordance with Section 2.18(a) of the Credit Agreement whereby it requested an extension of the Stated Termination Date for one 364-day period to September 7, 2020;

WHEREAS, the Lenders are willing to so extend the Stated Termination Date;

WHEREAS, the Borrower, Administrative Agent and Lenders hereby agree and acknowledge that as of July 2, 2018, the Debt Rating of the Borrower changed (the “2018 Debt Rating Change”) and the Applicable Margin under the Agreement should have been at Tier IV as of July 3, 2018 due to the 2018 Debt Rating Change (“2018 Applicable Margin Change”);

WHEREAS, notwithstanding the 2018 Debt Rating Change, the 2018 Applicable Margin Change did not occur until January 1, 2019 and the Administrative Agent and Lenders hereby agree to waive any additional interest or fees that would have resulted from such 2018 Applicable Margin Change from the date the 2018 Applicable Margin Change should have been implemented and when it was actually implemented; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent have also agreed to make certain amendments to the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendments Definition in Article I. The definition of “Stated Termination Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Stated Termination Date” means September 6, 2020, or such later date to which the Stated Termination Date may be extended pursuant to Section 2.18.

1.2 Additional Definitions added in Article I. The following definitions are added in alphabetical order in Section 1.01 of the Credit Agreement to read as follows:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.12.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

1.3 Amendment to Section 2.12. Clauses (c) and (d) of Section 2.12 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(c)          [reserved].

(d)          [reserved].

1.4 Additional Clauses added in Section 2.12. The following clauses are added in proper grammatical order to Section 2.12 of the Credit Agreement to read as follows:

(f)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may jointly amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.12 will occur prior to the applicable Benchmark Transition Start Date.

(g)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(h)         Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12.

(i)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon the LIBOR Rate will not be used in any determination of Base Rate.

1.5 Amendment to Section 2.18. Clause (a) of Section 2.18 of the Credit Agreement is hereby amended by amending and restating the last sentence thereof to read in its entirety as follows:

The Stated Termination Date may be extended pursuant to this Section 2.18 on one occasion; provided that, in no event shall the Stated Termination Date extend beyond September 7, 2021.

1.6 Amendment to Section 6.01(l). Section 6.01(l) of the Credit Agreement is hereby amended by adding the following sentence to the end of such section to read in its entirety as follows:

Upon reasonable request of the Administrative Agent or any Lender, the Borrower shall provide to the Administrative Agent or such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Certification in relation to the Borrower.

1.7 Amendment to Section 6.03. Section 6.03 of the Credit Agreement is hereby amended by amending and restated the first full paragraph appearing after clause (i) thereof to read in its entirety as follows:

Information required to be delivered pursuant to this Section 6.03 shall be deemed to have been delivered if such information (i) shall have been posted by the Borrower on Intralinks or similar site to which the Administrative Agent has been granted access or (ii) shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Borrower shall have (a) notified the Administrative Agent of such availability, including the availability of all Form 10-Q and Form 10-K reports and (b) provided such other certificates, notices or other information as required by this Section 6.03, or otherwise under this Agreement (including, without limitation, the certificate required by Section 6.03(i) above); provided that, if requested by the Administrative Agent or any Lender, the Borrower shall deliver a paper copy of such information to the Administrative Agent or such Lender. Information required to be delivered pursuant to this Section 6.03 may also be delivered by electronic communications pursuant to procedures reasonably approved by the Administrative Agent.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions. This Amendment shall become effective on the date hereof upon the Administrative Agent receiving a copy of this Amendment duly executed by the Borrower, the Required Lenders and the Administrative Agent.

ARTICLE III
MISCELLANEOUS

3.1 Amended Terms. On and after the date hereof, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)          It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)         This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)          No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

(d)          The representations and warranties set forth in Article V of the Credit Agreement and in any other Loan Document are true and correct as of the date hereof (with all applicable materiality standards and except for those which expressly relate to an earlier date).

(e)          After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)          The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3 Reaffirmation of Obligations. The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and the Borrower hereby ratifies the Credit Agreement and each other Loan Document to which the Borrower is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and the other Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its Obligations.

3.4 Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

3.6 Further Assurances. The Borrower agrees to promptly take such action, upon the request of the Administrative Agent, as is reasonably necessary to carry out the intent of this Amendment.

3.7 Entirety. This Amendment, together with the other Loan Documents, embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

3.9 No Actions, Claims, Etc. As of the date hereof, the Borrower hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12 Submission to Jurisdiction; Waivers; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.13 and 10.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

3.13 No Waivers. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

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IN WITNESS WHEREOF the parties hereto have caused this Fourth Amendment to 364-Day Revolving Credit Agreement to be duly executed on the date first above written.

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ Ann T. Anthony
Name: Ann. T. Anthony
Title: Vice President & Treasurer

[Signature Page to Fourth Amendment to 364-Day Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Fourth Amendment to 364-Day Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Fourth Amendment to 364-Day Revolving Credit Agreement]